Exhibit 99.1

FOR IMMEDIATE RELEASE:
July 26, 2006

LIBERTY MEDIA TO ACQUIRE BUYSEASONS, INC.
Costume E-Tailer to Enhance Liberty Web Strategy

Englewood, CO --- Liberty Media Corporation (NASDAQ: LCAPA, LINTA) (“Liberty”) announced today that it has entered into an agreement to acquire BUYSEASONS, Inc., the operator of online costume retailer BuyCostumes.com. BuyCostumes.com is the world’s largest online-only retailer of costumes and accessories, catering to Halloween enthusiasts, theatre groups, performers, children and adults. Terms of the acquisition were not disclosed.

“BUYSEASONS, Inc., with their strong financial position and exemplary commitment to customer service, has emerged as the industry leader in online-only costume sales and has also recently launched a fast-growing party supply business.   We are thrilled to welcome the leaders and employees of BUYSEASONS into the Liberty family and we look forward to generating growth through the collaboration between BUYSEASONS and Liberty’s other interactive companies such as QVC,” said Michael Zeisser, Senior Vice President of Liberty Media. Mr. Zeisser added, “As with Provide Commerce, operator of ProFlowers, Secret Spoon, and Uptown Prime, which we acquired in February, we believe in the power of video to drive television and web-based retailing businesses.  BUYSEASONS is a compelling addition to our strategy.”

“The Liberty culture and structure allows BUYSEASONS to maintain an independent and entrepreneurial environment while being able to tap into the knowledge, experience and resources of Liberty’s other Interactive brands,” said BUYSEASONS CEO Jalem Getz.  “This puts BUYSEASONS at a distinct competitive advantage over other Internet based costume and party retailers”.

The proposed transaction is expected to close during the third quarter of 2006, subject to certain closing conditions. Once the transaction is completed Liberty will attribute BUYSEASONS to its Liberty Interactive tracking stock group. Pacific Crest and Foley & Lardner LLP served as financial and legal advisors to BUYSEASONS.

About Liberty Media Corporation

Liberty Media Corporation is a holding company that owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp and Expedia, and the Liberty Capital group, which includes all of Liberty’s assets that are not attributed to the Liberty Interactive group, including Liberty’s interests in Starz Entertainment Group and News Corporation.

About BUYSEASONS, Inc.

Founded in 1999 as an Internet specialty retailer, BUYSEASONS’ flagship brand, BuyCostumes.com, is the leading online-only retailer of costumes and accessories.   BUYSEASONS offers one of the largest assortments of costumes for adults and children at any single location — online or offline.  BuyCostumes.com historically ranks among the Internet’s most highly trafficked sites during Halloween, most recently ranking third among “Shopping and Classified-Apparel and Accessories” sites during October 2005 according to Hitwise. In addition, BUYSEASONS operates a private-label drop ship program for other Internet retailers looking to cash in on the fast growing costume and party supplies markets.

Contact:

John Orr
Liberty Media Corporation
(720) 875-5622